UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 29, 2002

MOJAVE SOUTHERN, INC.

(Exact name of registrant as specified in its charter)

Nevada	Commission File Number: 000-31249	88-0331369

(Jurisdiction of Incorporation)		(IRS Employer Identification No.)

3779 E. Desert Inn Road, Las Vegas, NV	89121

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(702) 451-2029

Item 1. CHANGES IN CONTROL

On July 26, 2002 Mojave Southern, Inc. (the “Company”) entered into an Acquisition Agreement (the “Agreement”) with New York Medical Acquisition Corp., Inc. (“NYMA”) to acquire all of the issued and outstanding common stock of NYMA, subject only to the completion of mutual due diligence examinations and the completion of the acquisition of New York Medical, Inc. (“NYMI”) by NYMA. The closing of the Agreement is anticipated to occur no later than August 30, 2002. In connection with the Agreement, the Company will issue an aggregate of 29,031,510 shares of its Common Stock, par value .001 per share to the shareholders of NYMA in exchange for the 29,031,510 shares of NYMA common stock owned by NYMA’s shareholders. At the same time, the current directors and officers shall resign their positions as directors and officers of the Company. As a result, the Company will have experienced a change in control.

NYMA is a private Delaware corporation that was incorporated on March 20, 2002. NYMA has entered into a Plan and Agreement of Reorganization with NYMI. NYMI is a provider of outpatient diagnostic and rehabilitative healthcare services. The Company provides these services through its network of outpatient healthcare facilities, including outpatient rehabilitation facilities, diagnostic centers, medical centers and other healthcare facilities. The Company operates in five major medical specialties: neurology, internal medicine, orthopedics, physical medicine and rehabilitation and pain management. NYMI developed a new paradigm in the business of medicine. The current reimbursement methodology creates a need for more cost-effective/customer responsive healthcare delivery and doctors have conglomerated to maintain profitability through economies of scale while enhancing the quality of care. The resulting medical professional corporations (P.C.’s) eliminate overlapping costs, accumulate buying power, and capture a greater portion of medical dollars spent per patient. New York Medical defines this model. As of December 31, 2001, NYMI operated approximately 50 locations. Year-end results, as audited by Eisner LLP, for the year ending December 31, 2001 were as follows:

Stated in thousands (000’s)

Net Revenue: Operating Income: Income before income taxes: Net income:	$16,611 $6,295 $5,515* $3,253*

*	Numbers are after a non-cash ESOP charge of $1,477,000.

The Financial Statements of NYMI for the years ended December 31, 2001 and 2000 are filed as an exhibit to this current report on Form 8K.

Upon the Closing of the Agreement, the Company has agreed to change its name to “New York Medical, Inc.” and change the OTCBB symbol under which our common stock trades on the Over-The-Counter Bulletin Board. Our common stock now trades on the Over-The-Counter Bulletin Board under the OTCBB symbol “MJVS.” In connection with the reorganization, at or prior to the Closing (i) certain shareholders of the Company have agreed to have canceled an aggregate of 8,975,000 shares of common stock, representing approximately 61.05% of our 14,700,000 shares of common stock currently outstanding, leaving 5,725,000 shares of common stock outstanding, and (ii) the Company will issue 29,031,510 newly-issued, restricted shares of common stock in exchange for all of the issued and outstanding shares of NYMA. We also effected a 1:27 stock dividend described in more detail under Item 5. below to shareholders of record on June 22, 2002. We had 525,000 shares of common stock outstanding immediately prior to the stock dividend and 14,700,000 shares of common stock outstanding immediately following the stock dividend. Following the Closing of the transaction NYMA’s Shareholders will own approximately 83.5% of the issued and outstanding shares of the Company.

At the Closing of the transaction Ms. Vivian Nehls will resign as the President and a director of the Company and Ms. Netta Girard will resign as the Secretary and a director of the Company. Executive officers and directors of NYMA will be elected to fill the vacancies created by the resignations of Ms. Nehls and Ms. Girard. Dr. Jonathan Landow will be appointed as our Chairman, Chief Executive Officer, President and Treasurer and director of the Company and Irwin S. Landow will be appointed as the Secretary and a director of the Company. Brian L. Landow will be nominated as a director. Ms. Nehls’ 1,750,000 shares of common stock and Ms. Girard’s 5,475,000 shares of common stock are included in the 8,975,000 shares to be canceled in the reorganization. The balance of 1,750,000 shares of common stock to be canceled are owned by David Rodgers.

Item 5. Other Events and Regulation FD Disclosure.

On July 14, 2002, the Company increased its authorized capital from 25,000,000 to 100,000,000 shares common stock with a par value of $.001 per share. In addition, the Company authorized a class of 5,000,000 Preferred shares with a par value of $.001. On July 17, 2002, the Company declared a stock dividend to shareholders of record as of 8:00 a.m., Eastern Standard Time, on June 22, 2002, on the basis of twenty-seven shares of common stock for each one share of common stock then outstanding. The payment date and time for the stock dividend were July 23, 2002, at 8:00 a.m., Eastern Standard Time. As a result of the stock dividend, each shareholder of the Company received twenty-seven additional shares of common stock for each one share of common stock owned of record as of the record date and time. Prior to the payment date we had 525,000 shares of common stock outstanding. Subsequent to 8:00 a.m., Eastern Standard Time, on the payment date, we had 14,700,000 shares of common stock, $.001 par value per share, outstanding as a result of the stock dividend.

The dividend was not a mandatory exchange. No certificates for fractional shares of common stock were issued. Instead, certificates for fractional shares of common stock were rounded up to the next whole share.

Item 7. Financial Statements and Exhibits.

(c)	Financial statements of NYMI, dated December 31, 2001 and 2000, are filed as Exhibit 1 to this Current Report on Form 8-K pursuant to this Item 7(c)

(d)	The Agreement whereby the Company acquires NYMA is filed as Exhibit 2 to this Current Report on Form 8-K pursuant to this Item 7(d)

SIGNATURES

     In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this Amended Report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOJAVE SOUTHERN, INC.

By:	/s/ Vivian Nehls

Vivian Nehls, President

Dated: July 29, 2002

EXHIBIT INDEX

Exhibit No.	Description

1	Financial statements of NYMI, dated December 31, 2001 and 2000.

2	The Agreement whereby the Company acquires NYMA.